Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the first paragraph under the caption “Summary Historical Financial Data”, “Selected Historical Financial Data”, and the first paragraph under the caption “Independent Registered Public Accountants” in the Registration Statement (Amendment No. 2 to Form S-4) and related Prospectus of Associated Materials, LLC for the registration of $200,000,000 9.875% Senior Secured Second Lien Notes due 2016 and to the use of our report dated March 31, 2009, with respect to the consolidated financial statements of Associated Materials, LLC included in its Annual Report (Form 10-K) for the year ended January 3, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio

January 14, 2010